Exhibit 99.1

Cirrus Logic Appoints National Instruments’ Alex Davern to Board of Directors

AUSTIN, Texas--(BUSINESS WIRE)--March 26, 2015--Cirrus Logic, Inc. (NASDAQ: CRUS) announced that Alex Davern has been named to the company’s Board of Directors. Davern serves as executive vice president, chief financial officer and treasurer at National Instruments.

“We are extremely pleased to welcome Alex to the Cirrus Logic Board of Directors,” said Jason Rhode, president and chief executive officer, Cirrus Logic. “Alex brings with him extensive experience in all aspects of international finance in an engineering centric company. We look forward to his valuable insight and guidance as a member of the Cirrus Logic team.”

Prior to joining National Instruments in 1994, Davern worked for Pricewaterhouse-Coopers in Europe and the United States. Davern holds a bachelor’s degree in business studies and a post-graduate diploma in professional accounting from University College Dublin.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio, industrial and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in the United States, United Kingdom, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

CONTACT:
Cirrus Logic, Inc.
Bill Schnell, 512-851-4084
bill.schnell@cirrus.com
or
Strategic Communications, Inc.
Angie Hatfield, 425-941-2895
ahatfield@strategiccom.biz